Exhibit 4.74

5G Network Co-Construction and

Sharing Framework Cooperation

Agreement

September 9, 2019

5G Network Co-Construction and Sharing Framework

Cooperation Agreement between China Telecom and China Unicom

This 5G Network Co-Construction and Sharing Framework Cooperation Agreement (“the Agreement”) is signed on September 9, 2019 in Beijing,

between

China Telecom Corporation Limited (hereinafter referred to as “China Telecom”)

and

China United Network Communications Corporation Limited (hereinafter referred to as “China Unicom”).

5G network co-construction and sharing is a practical action to implement the new development philosophy of “innovation, coordination, green development, opening up and sharing”, which can help avoid overlapping investment, improve network and capital operation efficiency, as well as reduce costs and increase benefits. In the meantime, it can achieve highly-efficient 5G coverage, promote rapid popularization of 5G services, significantly improve user experience in using high-speed data service, satisfy people’s increasing demands for communications, greatly improve the society’s IT application level, and create a better information service environment for “mass entrepreneurship and innovation”. The parties reach this Agreement based on their consensus on carrying out 5G network co-construction and sharing cooperation.

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1. 5G Co-Construction and Sharing Cooperation Principles

1.1 Mutual trust and active promotion

The parties should build consensus and enhance mutual trust to steadfastly drive 5G network co-construction and sharing cooperation to be continuously carried out during the full life circle of 5G.

1.2 Mutual respect for mutual benefits and win-win results

The parties should respect each other, uphold justice and equity, make friendly negotiation to improve overall 5G strength via co-construction and sharing, strengthen competitiveness, raise each other’s service perception, develop a network scale comparable to that of industry partners, and save investment and costs, so as to achieve mutual benefits and win-win results.

1.3 Independent operation and benign competition

The belonging of users of each party remains unchanged. The brands and application innovation will remain independent. Each party will be responsible for its own operation and deploy its advantages. Benign competition is encouraged.

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1.4 Cost reduction and efficiency improvement, and innovative development

Resources shall be shared at a maximum extent to cut down costs and improve both parties’ investment efficiency and returns. In terms of network optimization and customer response, a problem and project driven model shall be applied with consistent standards. In terms of business, innovative development shall be pursued by seeking growth and benefits from cloud computing, big data, Internet of Things, artificial intelligence and other innovative sectors.

2. the Content of 5G Co-Construction and Sharing Cooperation

2.1 Technical Solutions

5G co-construction and sharing will be carried out by sharing the access network and 5G frequency resources while independently constructing each other’s core networks. The access network sharing will be realized via carrier wave sharing or independent carrier.

2.2 Scope and construction area division for 5G co-construction and sharing

The parties shall jointly build a 5G access network in the country and delineate areas for each party to construct. The construction areas of each party shall be adjacent and continuous as much as possible. The parties will make an overall plan for construction areas, and network construction and other relevant work shall be undertaken by the provincial or city branch company of the responsible party in the construction area. For those designated construction areas, the construction party shall be responsible for investment and maintenance and bear the network operation costs. The parties shall work together to ensure unified standards for network planning, construction, maintenance and services in the co-construction and sharing areas, and the construction party and the sharing party will enjoy same level of services.

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2.2.1 District-based construction division in 15 cities

In 15 designated cities, the provincial branch companies from the two parties will divide the construction areas for each based on the actual local network resources, the economic development level, and the principle of giving full play to their respective advantages, and by taking the total scale of 4G base stations (including room divisions) of both parties as the main reference. Among them, in the ten southern cities: Shanghai, Chongqing, Guangzhou, Shenzhen, Hangzhou, Nanjing, Suzhou, Changsha, Wuhan and Chengdu, the district-based division ratio for construction between China Telecom and China Unicom is 6: 4, and in the five northern cities: Beijing, Tianjin, Zhengzhou, Qingdao, and Shijiazhuang, the ratio between China Unicom and China Telecom is 6: 4.

2.2.2 City-based construction division in Guangdong and Zhejiang

China Telecom will undertake the construction in ten cities of Guangdong: Dongguan, Huizhou, Qingyuan, Shaoguan, Heyuan, Meizhou, Chaozhou, Jieyang, Shantou, and Shanwei; and five cities in Zhejiang: Huzhou, Jiaxing, Quzhou, Jinhua, and Lishui.

China Unicom will undertake the construction in nine cities of Guangdong: Foshan, Zhongshan, Zhuhai, Jiangmen, Yangjiang, Maoming, Zhanjiang, Yunfu, and Zhaoqing; and five cities in Zhejiang: Ningbo, Shaoxing, Wenzhou, Taizhou, and Zhoushan.

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2.2.3 Province-based construction division in other regions

Besides the above areas in Section 2.2.1 and 2.2.2, China Telecom will undertake the construction in 17 southern provinces, including Anhui, Fujian, Gansu, Guangxi, Guizhou, Hainan, Hubei, Hunan, Jiangsu, Jiangxi, Ningxia, Qinghai, Shaanxi, Sichuan, Tibet, Xinjiang and Yunnan.

Besides the above areas in Section 2.2.1 and 2.2.2, China Unicom will undertake the construction in eight northern provinces, including Hebei, Henan, Heilongjiang, Jilin, Liaoning, Inner Mongolia, Shandong and Shanxi.

2.3 Settlement principle

The parties shall persist in maximizing the benefits of co-construction and sharing, which is conducive to sustainable cooperation, and will not take settlement as a means for profits. The parties shall adhere to fair and impartial market settlement that conforms to information disclosure requirements, and develop reasonable, simple settlement measures. The parties shall adhere to full coordination, work collaboration and concentrated management.

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3. Organization and Working Mechanism

3.1 The parties shall jointly make an overall plan, set up a joint coordination/promotion institution or organization for the cooperation under the Agreement, and formulate setup plans regarding such joint institution or organization, which will identify its name, nature, positioning, responsibility, personnel, human resource management, business scope, business process and decision-making procedure, and clearly define the business relations and procedures with the departments and provincial/prefectural branch companies of the two parties. Mutually recognized mechanisms, systems and management measures should be established. In addition, the parties shall develop specific measures to ensure provincial or city branch companies will effectively perform the agreed contents in the Agreement.

3.2 The joint coordination and promotion institution or organization shall take the lead to develop joint network plans, and conduct joint projects approval, acceptance and other relevant work.

3.3 The network co-construction and sharing cooperation made by each party with third parties should not unduly undermine the interests of the other party, and if the interests of the cooperative party under the Agreement are involved, the party shall notify and negotiate with the other party in advance.

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4. Confidentiality and Disclosure

Save as information disclosure of listed companies is involved, neither party shall be entitled to provide or disclose the specific content of this Agreement (including the supplementary agreement to the Agreement) or any materials or information relating to the services or matters of the other party to any third party without the permission in writing from the other party, for any purpose out of the Agreement. Otherwise, the other party shall have the right to hold the disclosing party accountable and claim for compensation in accordance with the law. For matters involving information disclosure of listed companies, the parties shall make full negotiations.

The Confidentiality clause of the Agreement is a continuity clause, and its validity shall not be affected no matter the Agreement is invalid or terminated.

5. Validity and Dispute Resolution

5.1 The Agreement shall come into effect when the following conditions are satisfied at the same time:

5.1.1 Approved by the respective Board of Directors and shareholders meeting (if applicable) of the parties and other internal review and approval process;

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5.1.2 Signed and sealed by the legal or authorized representatives of the parties.

Notwithstanding the aforementioned, if any adjustment needs to be made under the Agreement according to applicable laws, regulations and requirements of regulators, the parties should try their utmost to make adjustments to meet relevant requirements. If it leads to the Agreement purpose unable to be fulfilled or causes disproportionate damages to the interests of any party, the parties shall make adjustments in good faith or terminate the Agreement through negotiation.

5.2 Matters not covered by the Agreement shall be dealt with by the parties through negotiation, or in accordance with People’s Republic of China laws and regulations.

5.3 The Agreement is governed by the law of the People’s Republic of China. If either party violates the Agreement, the parties shall first settle it through friendly negotiation, and if the negotiation fails, the observant party may bring a lawsuit to the Chinese court with jurisdiction.

5.4 This Agreement is signed in quadruplicate with each party holding two copies. All copies shall have equal legal effect.

(The remainder of this page intentionally left blank. Signatures appear on the following page.)

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Authorized Representative (Signature):	Authorized Representative (Signature):

China Telecom Corporation Limited	China United Network Communications Corporation Limited

/s/ Ke Ruiwen	/s/ Wang Xiaochu

(Seal)	(Seal)

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